Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.

781-276-4000

Aware, Inc. Reports Second Quarter 2016

Financial Results

BEDFORD, MASS. – July 26, 2016 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its second quarter ended June 30, 2016.

Revenue for the second quarter of 2016 was $6.9 million, an increase of 53% compared to $4.5 million in the same quarter last year. Operating income in the second quarter of 2016 was $2.1 million compared to $0.5 million in the second quarter of 2015. Net income in the second quarter of 2016 was $1.4 million, or $0.06 per diluted share, which compares to $0.3 million, or $0.01 per diluted share, in the same period a year ago.

Revenue for the first six months of 2016 was $11.7 million, an increase of 36% compared to $8.6 million in the same six month period last year. Operating income for the first six months of 2016 was $3.0 million compared to $0.9 million in the same period last year. Net income for the first six months of 2016 was $2.1 million, or $0.09 per diluted share, which compares to $0.6 million, or $0.03 per diluted share, in the same period a year ago.

The increase in revenue and operating income in the three and six month periods compared to the corresponding periods last year was primarily due to licensing revenue from: i) a large biometrics license sale to a U.S. government military customer in the second quarter; and ii) a 2015 medical imaging software sale that is being recognized over the period October 2015 to October 2016.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2016 Financial Results	Page 2

In April 2016, we announced a stock repurchase plan to purchase up to 10 million shares of our common stock. During the second quarter of 2016, we repurchased 81,980 shares of stock for a total of $349,000 under that program. For the most part, our purchases represent the maximum number of daily shares we were eligible to purchase under SEC rules on days we were not in our Company imposed quiet period. There were no block purchases during the quarter. Cash and investments were $53.1 million as of June 30, 2016.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “We were pleased with the Company’s excellent financial performance this quarter. Revenue and operating earnings were heavily influenced by a large license sale to one of our U.S. government military customers. This license sale came as a consequence of a multi-year software development project with this customer. We believe they may purchase additional licenses in the future.

We would like to remind shareholders that revenue and operating income have fluctuated significantly from quarter to quarter in the past and that this pattern is likely to continue in the future. Quarterly fluctuations are a consequence of the presence or absence of large license transactions, such as the one we closed this quarter. While it is difficult for us to predict the outcome of any particular quarter, we believe that over longer periods of time we will continue to generate satisfactory levels of earnings and cash.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Aware, Inc. Reports Second Quarter 2016 Financial Results	Page 3

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2016 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Software licenses	$5,347	$2,272	$8,121	$3,921
Software maintenance	1,181	1,278	2,462	2,431
Services	216	855	635	2,075
Hardware	31	-	317	-
Royalties	129	105	203	206
Total revenue	6,904	4,510	11,738	8,633

Costs and expenses:
Cost of software licenses	858	-	1,101	-
Cost of services	158	569	372	1,116
Cost of hardware	29	-	234	-
Research and development	1,802	1,439	3,451	2,874
Selling and marketing	1,111	1,064	2,031	2,036
General and administrative	872	961	1,595	1,746
Total costs and expenses	4,830	4,033	8,784	7,772

Operating income	2,074	477	2,954	861
Other income	-	-	-	12
Interest income	72	33	138	74
Income before provision for income taxes	2,146	510	3,092	947
Provision for income taxes	710	191	1,022	356
Net income	$1,436	$319	$2,070	$591

Net income per share – basic	$0.06	$0.01	$0.09	$0.03
Net income per share – diluted	$0.06	$0.01	$0.09	$0.03

Weighted-average shares – basic	22,964	22,867	22,978	22,866
Weighted-average shares - diluted	23,124	23,029	23,064	22,958

Aware, Inc. Reports Second Quarter 2016 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Cash and investments	$53,114	$52,101
Accounts receivable, net	5,558	4,743
Property and equipment, net	4,816	4,977
Deferred tax assets	998	999
All other assets, net	675	799

Total assets	$65,161	$63,619

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$2,046	$1,422
Deferred revenue	4,618	6,016
Total stockholders’ equity	58,497	56,181

Total liabilities and stockholders’ equity	$65,161	$63,619

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com